UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 11, 2022 (October 1, 2021)

CENTESSA PHARMACEUTICALS PLC

(Exact name of Registrant, as specified in its charter)

England and Wales	001-04321	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
Mailing address:
3rd Floor
1 Ashley Road
Altrincham
Cheshire WA14 2DT
United Kingdom
(Address of principal executive offices) (Zip code)
Registrant's telephone number, including area code: +44 7391 789784
Former name or address, if changed since last report:
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.002 per share	CNTA	Nasdaq Stock Market, LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.002 per share	CNTA	Nasdaq Stock Market, LLC
*Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market, LLC.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2022, Centessa Pharmaceuticals plc (the “Company”), as issuer, and certain of the Company’s wholly owned subsidiaries, as guarantors (the “Guarantors”), entered into an Amendment to Note Purchase Agreement (the “Amendment”) with Three Peaks Capital Solutions Aggregator Fund (the “Purchaser”), and Cocoon SA LLC (the “Purchaser Agent”), an affiliate of Oberland Capital Management LLC, as agent for the Purchaser to modify the Note Purchase Agreement (the “Note Purchase Agreement”), dated as of October 1, 2021 by and among the Company, the Guarantors, the Purchaser and the Purchaser Agent.

The Amendment contains a waiver of the defaults under the Note Purchase Agreement discussed below in Item 2.04. Pursuant to the Amendment, the Purchaser and the Purchaser Agent have also agreed to waive the requirement to obtain the consent of a certain licensee and waive certain of the insurance requirements contained in the Note Purchase Agreement. The Amendment also provides that the Company is required to maintain a cash balance in an amount equal to 75% of the aggregate principal amount of all Notes, as defined in the Note Purchase Agreement, that have been issued on and from February 11, 2022. Also pursuant to the Amendment, the date for the Third Purchase Date, as defined in the Note Purchase Agreement, to occur and the Commitment Termination Date are extended to December 31, 2023. The Amendment also provides that upon the sale of any of the Company’s or any of its subsidiary's assets, if the Purchaser Agent elects to have the Company repurchase the Notes, such repurchase amounts will be subject to a $100 million deductible such that the Purchaser Agent will not collect any repurchase amounts until $100 million has been received by the Company from such sale event. In addition, the reduced payment cap that is triggered by the Purchaser Agent opting into a repayment in the event of an asset sale extends to the second loan tranche, if drawn. The effectiveness of the Amendment is subject to certain conditions precedent and conditions subsequent.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Under the terms of the Amendment, the lenders have waived certain Events of Default, as defined in the Note Purchase Agreement, by the Company, the first of which occurred in October 2021, including: failure to secure certain third-party consents within the allotted timeframe; failure to provide certain notices in connection with the Company’s opening of certain deposit accounts; failure to subject certain deposit accounts to Control Agreements, as defined in the Note Purchase Agreement; failure to deliver certain insurance endorsements; and failure to deliver notice and identify the above Events of Default in its compliance certificate to the lenders. Under the Note Purchase Agreement, Events of Default may entitle the lenders to default interest, penalties, and the ability to terminate the facility and accelerate any outstanding loans in full. Pursuant to the Amendment, the lenders agreed to waive such Events of Default and any associated penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 11, 2022

By:	/s/ Saurabh Saha
Name:	Saurabh Saha, M.D., Ph.D.
Title:	Chief Executive Officer